Exhibit 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

Caution: Read Carefully

This Is A Release Of All Claims

THIS SEPARATION AND GENERAL RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between the undersigned individual employee, Christopher P. Shea, and Great Lakes Dredge & Dock Corporation with and on behalf of its wholly owned subsidiary, Great Lakes Environmental & Infrastructure Solutions, LLC (collectively, the “Company”).

WHEREAS, Shea and the Company are parties to a certain Employment Agreement dated November 2, 2015, as amended by the First Amendment to Employment Agreement dated July 31, 2018, which is currently in effect to and including November 2, 2019 (together referred to as the “Employment Agreement”), which is incorporated by reference herein; and

WHEREAS, all or substantially all of the assets of Great Lakes Environmental & Infrastructure Solutions, LLC have been acquired by GLEI Equity, LLC (“Purchaser”);

WHEREAS, Shea maintains such acquisition constitutes a Change in Control as set forth in Section 3.4 of the Employment Agreement, that he has suffered a termination of employment other than for Cause by a material diminution of his authority, duties, or responsibilities, and that he is entitled to certain compensation and benefits as set forth in Section 3.4 of the Employment Agreement;

WHEREAS, by its terms, as a condition for receipt of such compensation and benefits Shea must execute and not revoke a separation agreement, as well as abide by certain other continuing obligations as set forth in the Employment Agreement, which by his acceptance and execution of this Agreement he hereby affirms and accepts, as well as certain other obligations set out in this Agreement;

WHEREAS, Shea and the Company have now reached mutual agreement on the termination of Shea’s employment by his voluntary resignation from the Company effective as of July 30, 2019 ("Separation Date") on the terms set forth herein, which the parties agree is in full satisfaction of any and all rights, obligations, payments, and other consideration, which may be due and owing to Shea, if any, under the terms of the Employment Agreement and otherwise;

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained in this Agreement, the Company and Shea hereby voluntarily agree as follows:

1.Definitions.  Specific terms used in this Agreement have the following meanings: (a) words such as "I," "me," and "my" include both the undersigned, Christopher P. Shea, and anyone who has or obtains any legal rights or claims through me; and (b) "Company" means Great Lakes Dredge & Dock Corporation, all of its past and present officers, directors, stockholders, employees, trustees, parent corporations, subsidiaries (including without limitation

Great Lakes Dredge & Dock Company, LLC and Great Lakes Environmental & Infrastructure Solutions, LLC), agents, members, affiliates, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by such entities, and each such entity's subsidiaries, predecessors, successors (which, for purposes of the release set forth in Paragraph 2, below, shall include Purchaser and its parent corporations, subsidiaries, and affiliates), and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to me, but all of whom expressly deny any such liability.

2.         My Claims.  The claims I am releasing ("My Claims") include all of my rights to any relief of any kind from the Company (as defined in Paragraph 1 above), including without limitation all claims I have now, whether or not I now know about the claims.  These claims, which I hereby release, include, but are not limited to, the following:

(a) all claims relating to my employment with the Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act ("ADEA"); the Older Worker Benefits Protection Act ("OWBPA"); the Employee Retirement Income Security Act; the Family and Medical Leave Act ("FMLA") (to the extent that FMLA claims may be released under governing law); the Americans with Disabilities Act; the applicable state civil rights laws; and/or any other federal, state or local law;

(b) all claims under any principle of common law or equity, including but not limited to claims for alleged unpaid compensation or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; and

(c) all claims for any type of relief from the Company, including but not limited to claims for damages, costs and attorney's fees.

In addition to these claims being released, I acknowledge that I have not suffered any physical or mental injuries arising out of my employment or the termination or resignation of that employment.  If requested, I agree to sign an agreement similar to this one on or about the date of final payment of the consideration set forth in Paragraph 4, below.

I acknowledge that I may hereafter discover facts different from or in addition to those now known or believed to be true related to the matters set forth in this Agreement and agree that this Agreement shall remain in full force and effect, notwithstanding the existence of any such different or additional facts. In this connection, I expressly waive all rights afforded by any statute including, but not limited to, Section 1542 of the California Civil Code which limits the effect of a release with respect to unknown claims. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims (such as under Section 1542).  Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Notwithstanding the above-stated provisions of Section 1542 and for purposes of implementing a full and complete release and discharge, I expressly acknowledge that this Agreement is specifically intended to include in its effect, without limitation, all claims which I have but do not or may not know or suspect to exist in my favor at any time on or prior to the date of execution of this Agreement, and that this Agreement extinguishes any and all such claim(s).

3.Exclusions From Release.  I understand that My Claims released under this Agreement do not include any rights or claims that may arise after the Effective Date of this Agreement (which is that date occurring on the eighth (8th) day after I sign this Agreement, provided that I do not revoke this Agreement as described below).   I understand I do not waive future claims. Also, I further understand that nothing in this Agreement shall in any way adversely affect whatever vested rights I may have to benefits under any retirement or other employee benefit plan.  In addition, I acknowledge that this Agreement is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights.  While I have the right to participate in an investigation, I understand that I am waiving my right to any monetary recovery arising from any investigation or pursuit of claim on my behalf.  I acknowledge that I have the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim I might have under the ADEA without either: (a) repaying to the Company the amounts paid by it to me or on my behalf under this Agreement; or (b) paying to the Company any other monetary amounts (such as attorney's fees and/or damages).

4.Company's Agreement to Make Payments and Provide Consideration to Me.  In exchange for my release and other promises made by me in this Agreement, the Company agrees that it shall:

(a) pay to me in a lump sum an amount equivalent to 2.0 times my Base Salary, in the gross amount of Seven Hundred Thirty-Five Thousand Four Hundred Twenty Dollars and No Cents ($735,420.00) (less taxes and other required deductions and withholdings);

(b) pay to me in a lump sum an additional amount equivalent to the average of my annual bonus over the three (3) year period immediately preceding the Separation Date, in the gross amount of One Hundred Forty-Three Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($143,666.67) (less taxes and other required deductions and withholdings);

(c) pay to me in a lump sum an agreed portion of my annual target bonus in the gross amount of Sixty-One Thousand Seven Hundred Seventy-Five Dollars and Twenty-Eight Cents ($61,775.28) (less taxes and other required deductions and withholdings);

(d) pay to me in a lump sum in the gross amount of Fifty Thousand Dollars ($50,000.00) which represents an amount equal to twenty-four (24) months of the amount of premium the Company would have contributed toward the Company's group medical and dental insurance had I not resigned pursuant to this Agreement, which may be used by me for any purpose, at my discretion;

(e)  contribute to my Supplemental Savings Plan account (at the time contributions customarily are made under the plan in accordance with its terms, but in no event later than March 15 of the year following the Separation Date) a payment equal to 1.0 times the average of my Supplemental Savings Plan benefit earned over the three (3) year period immediately preceding the Separation Date (less applicable withholdings);

(f) provide to me (and my spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the Separation Date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) the opportunity to elect continuation coverage under COBRA in accordance with applicable law; however, if I (and my spouse and eligible dependents) waive the right to continuation coverage under COBRA, the Company will provide to me (and my spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the Separation Date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) access to the Company's group medical and dental insurance for up to 24 months following the Separation Date; provided, that (i) during this 24-month period, I will be responsible for paying the full premium for any such coverage on an after-tax basis; (ii) after this 24-month period, I (and my spouse and eligible dependents, as applicable) will be eligible for an additional eighteen (18) months of coverage under the Company's group medical and dental insurance at my full cost on an after-tax basis if I am not otherwise eligible for another employer-sponsored group medical or dental plan; and (iii) notwithstanding any of the foregoing, the Company may find alternate medical and dental plan coverage if, by law or other restrictions outside the control of the Company, continued coverage under the Company’s health plans is not permitted;

(g) provide to me full vesting credit for any unvested time-based equity awards that are outstanding as of the date of this Agreement; and

(h) grant to me an equity award with a grant date value of Three Hundred Thousand Dollars and No Cents ($300,000.00) (or as close as possible thereto depending on the type and terms of the award), with the number of units calculated based on the closing share price on the Separation Date (or the business day prior); provided that such equity award will be subject to vesting requirements set forth in the applicable award agreement and the terms and conditions of the Company’s 2017 Long-Term Incentive Plan.

I understand that the payments and other consideration described above shall commence no earlier than on the Company's regular payroll date occurring as soon as practical after the later of (i) the Separation Date, (ii) the date I have signed and returned the Agreement, or (iii) after the seven (7) day revocation period described in Paragraph 12 expires, and the equity award described above shall be granted no earlier than the later of (x) the Separation Date, (y) the date I have signed and returned the Agreement, or (z) the date after expiration of the seven (7) day revocation period described in Paragraph 12; provided, however, that any payments or other consideration due hereunder (and after the effective date of this release) that would have been payable or provided within the first sixty (60) days following my Separation Date but that were not paid or provided within that period shall be paid or provided on the sixty-fifth (65th) day (or the next business day thereafter) following my Separation Date.  I understand that, if I elect the additional eighteen months of group medical and/or dental coverage under subsection (f)(ii), I will be under a continuing obligation to immediately notify the Company if I become eligible for other employer-sponsored group medical and/or dental coverage.  I understand that my failure to do so will result in the Company's right to seek recoupment of any claims paid on behalf of me, my spouse, or eligible dependents under the group medical or dental coverage retroactive to the date on which I became eligible for other employer-sponsored group medical or dental coverage.  I acknowledge that the payments described above constitute full and fair consideration for the release of My Claims, that the Company is not otherwise obligated to make these payments to me in the absence of my execution and non-revocation of this Agreement, and that they are in addition to any other sums to which I am otherwise due.  This consideration is in full satisfaction of any rights and benefits that I may otherwise be entitled to receive, if any, under any applicable Great Lakes Dredge & Dock Company Severance Pay Plan and the Employment Agreement, which in any event require the execution of a release in a form satisfactory to the Company in exchange for any such benefits.  I also acknowledge that I have received all other forms of compensation, of whatever kind, that may be due to me by the Company, including, without limitation, amounts earned by me prior to the Separation Date.  I understand that the Company’s obligation to provide the consideration set forth above is conditioned on my continued compliance with my contractual obligations to the Company, including those set forth in Articles IV and V of the Employment Agreement, and in this Agreement, and subject to any other conditions and requirements as otherwise set forth in the Employment Agreement, including without limitation those set forth in Sections 3.6 and 4.6 thereof.

5.Return of Company Property.  I hereby represent and warrant that I have returned to the Company all of its property that was ever in my possession or control.  This property includes, but is not limited to, financial and other business records, personnel records, office and other keys, directories, computer hardware and software, passwords, books, documents, memoranda, and all other records, and copies of all such items.

6.Termination of Relationship.  I acknowledge that my employment has been separated by my voluntary resignation as of the date referenced in the introductory paragraph to this Agreement.  I further agree not to apply for future employment with the Company, or any of its affiliates or successors.  I acknowledge that neither the Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire me as an employee in the future.  I understand that this Agreement does not constitute an admission of wrongdoing by any party.  I also understand and agree that all post-employment non-competition and/or other covenants and obligations to the Company, including without limitation those set forth in Articles IV and V of the Employment Agreement, which I acknowledge and reaffirm with this Agreement, remain in full force and effect for the period of time stated in the Employment Agreement and any other written agreement between me and the Company, including without limitation this Agreement, and as imposed by law.

7.Consultation with Attorney.  I acknowledge that the Company has advised me that it is up to me as to whether I consult an attorney prior to signing this Agreement, and that the Company has advised that I should do so.

8.Confidentiality; Non-Disparagement; Continued Assistance.  In further consideration of the payments and benefits set forth above, I agree as follows:

(a)  Confidentiality:  I understand and agree that I have certain confidentiality and other continuing obligations as set forth in the Employment Agreement, including without limitation those set forth in Articles IV and V thereof, and subject to the terms and conditions set forth therein.  All duties and obligations set forth in the Employment Agreement shall be in addition to those which exist under the applicable state trade secret act(s) and at common law. However, nothing in this Agreement prohibits me from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any Agency Inspector General, or making other disclosures (including but not limited to providing documents or other information) that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.  I am also not limited in my right to receive an award for information provided to any government agency.  As provided by federal law (18 U.S.C. §1833), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for my disclosure of a trade secret that is made by me: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by me in a lawsuit or other proceeding, on the condition that such filing is made under seal.

(b)  Non-Disparagement:  I agree to refrain from making any disparaging or defamatory comments to anyone (including, but not limited to, the Company's customers) concerning the Company, its employees, agents, operations, or plans.   I agree that any inquiries concerning the Company shall be directed to the Human Resources Department of Company for response.

(c) Continued Assistance:  In further protection of the interests of the Company, I agree that, as to any matters currently pending, or which arise relating to my employment with the Company, I will cooperate with the Company and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, governmental organization, or an arbitrator, and any other matters or requirements otherwise set forth in Section 5.2 of the Employment Agreement.  The Company and I have agreed that such cooperation and assistance will be provided for the 12-month period set out in Section 5.2 of the Employment Agreement, and thereafter as necessary.

9.Violation of Agreement.  If any legal action or other proceeding is brought for the enforcement of this Agreement, the non-breaching party shall be able to recover from the breaching party its reasonable attorney's fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

10.Severability.  I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.

11.Period to Consider Agreement and Expiration of Offer.  As required by the ADEA and the OWBPA, I understand that I have twenty-one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it.  If I sign this Agreement before the end of the twenty-one (21) calendar day period, it will be my personal and voluntary decision to do so.  I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall expire and be deemed withdrawn by the Company.

12.Right to Revoke Agreement.  I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth calendar day after I sign this Agreement.

13.Procedure to Accept or Revoke.  To accept this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company, by hand or by mail, and it must be received by the Company within the twenty-one (21) calendar day period that I have to consider this Agreement.  To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to the Company by hand or by mail and any such notice of revocation must be received by the Company within seven (7) calendar days after I signed the Agreement.  All deliveries shall be made to the Company at the following address, marked “Personal and Confidential”: Great Lakes Dredge & Dock Company, LLC, 2122 York Road, Oak Brook, IL 60523, ATTN: Legal Department.  If I choose to deliver my acceptance or revocation notice by mail, it must be: (a) postmarked and received by the Company within the applicable period stated above; (b) properly addressed to the Company at the address stated above; and (c) sent by certified mail, return receipt requested.

14.My Representations.  I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE

COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  I ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS ALL OF THE AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE MATTERS INCLUDED IN THIS AGREEMENT, EXCEPT AS TO ANY ADDITIONAL NON-COMPETE AND CONFIDENTIALITY AGREEMENTS TO WHICH I AM ALSO A PARTY.  I ALSO AGREE THAT THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH, TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.

15.Code Section 409A. All payments and benefits to be made under this Agreement are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).  To the extent that this Agreement addresses equity-based awards, the timing and form of settlement of such awards shall be governed by the applicable plan and award agreement. For purposes of Code Section 409A, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Further, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

Severance benefits under this Agreement are intended to be exempt from Code section 409A under the “separation pay exception,” to the maximum extent applicable. Any payments hereunder that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception.

16.Medicare Addendum.  I represent that (a) I am not enrolled in Medicare, and (b) have not received any treatment from Medicare related to My Claims.

17.Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to the Employment Agreement referenced herein, the parties: (i) agree to submit to the exclusive jurisdiction of the federal courts located in Cook County, Illinois or state courts located in DuPage County, Illinois; (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIMS AND CAUSES OF ACTION, AND AGREE TO HAVE ANY MATTER HEARD AND DECIDED SOLELY BY THE COURT.

Date:_____July 30, 2019___________________

/s/ Christopher P. Shea

Received and agreed to by Great Lakes Dredge & Dock Corporation on behalf of itself and all other persons and entities released herein:
By: /s/ Mark S. Marinko
Date:_____July 31, 2019___________________

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